Exhibit 99.1

Cascade Microtech Announces New CEO

Geoff Wild Named President and Chief Executive Officer of Cascade Microtech Inc.

December 6, 2007

BEAVERTON, Ore.—(BUSINESS WIRE)—Cascade Microtech (NASDAQ:CSCD – News), announced today that Geoff Wild has been named president and chief executive officer of the company by the Board of Directors. Mr. Wild, 51, has most recently been president and chief executive officer of Nikon Precision Inc., a wholly owned subsidiary of Nikon Corporation, where he has worked since 2002. Prior to that, he held general management positions of increasing responsibility at Johnson Matthey and AlliedSignal. Mr. Wild holds a B.Sc. degree in chemistry from the University of Bath, in the United Kingdom. He is expected to start at Cascade Microtech in January 2008.

Mr. Wild will also be appointed to the Cascade Microtech board of directors. He currently serves on the board of directors for E Ink Corp., a private company, and Axcelis Technologies, Inc. (NASDAQ:ACLS – News).

Dr. F. Paul Carlson, lead director of Cascade Microtech’s board of directors, commented, “Geoff’s background in the capital equipment market makes him a perfect fit as CMI’s new CEO. Along with the rest of the board of directors, I have confidence that he will make significant, long-term positive contributions to Cascade. I would also like to extend my thanks to Eric Strid, our co-founder, CEO and now CTO, who along with the other members of the management team, have done an outstanding job in running the company and enabling this transition.”

“Geoff brings a wealth of business and technological experience to CMI and I am very excited that he has decided to join our company,” commented Eric Strid, co-founder, chief technical officer and chairman of Cascade Microtech. “His leadership and background, particularly in Asian markets will help CMI continue to grow and prosper. He is an outstanding person to add to our already strong and seasoned management team and we are all looking forward to working with him.”

“CMI has great technology strengths, large and expanding market opportunities and a dedicated group of employees worldwide,” said Geoff Wild. “I’m looking forward to building on that foundation and working with the existing team to continue our operating improvements, take advantage of our great potential, generate solid returns for our shareholders and create growth opportunities for our employees.”

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Contact:

Steven Sipowicz, Chief Financial Officer

(503) 601-1000